UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              May 31, 2013

HI-TECH PHARMACAL CO., INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

No. 0-20424	11-2638720
(Commission File Number)	(IRS Employer Identification No.)

369 Bayview Avenue, Amityville, New York	11701
(Address of Principal Executive Offices)	(Zip Code)

(631) 789-8228

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As of May 1, 2013, Hi-Tech Pharmacal Co., Inc. (the “Company”) entered into an amended and restated employment agreement with David S. Seltzer pursuant to which Mr. Seltzer is to continue to serve as President and Chief Executive Officer of the Company, effective May 1, 2013 (“Effective Date”).

The term of the amended and restated employment agreement is to commence on the Effective Date and to continue until April 30, 2016, unless earlier terminated pursuant to the provisions of the agreement. Mr. Seltzer is to receive an annual base salary of $537,792.09 for the fiscal year May 1, 2013 through April 30, 2014 (“Base Salary”) and for each fiscal year thereafter an amount determined by multiplying the Base Salary in effect for the immediately preceding fiscal year by five (5%) percent. Mr. Seltzer will be entitled to receive a bonus during each year of employment during the term of the agreement determined in accordance with an Executive Bonus Plan to be adopted by management and approved by the Compensation Committee of the Board of Directors of the Company. Such Executive Bonus Plan may be based on the Company meeting certain fiscal goals and also taking into account, among other things, progress towards strategic objectives not fully measured by pre-tax net income. Mr. Seltzer shall be entitled to participate in the Company’s pension, profit sharing, group insurance, option plans, hospitalization, group health benefit plans and all other benefits and plans as the Company provides to its senior executives. During the term of the agreement, Mr. Seltzer shall be eligible to receive annually options to purchase a minimum amount of 50,000 shares of the Company’s common stock in accordance with the terms of the Company’s 2012 Incentive Compensation Plan.

The amended and restated employment agreement provides that in the event of a termination of Mr. Seltzer’s employment by the Company due to his death, total disability or termination of employment by Mr. Seltzer, the Company shall pay to Mr. Seltzer his base salary for the remaining term of the agreement; provided, however, that in the case of a total disability, the base salary paid to Mr. Seltzer shall be reduced by any proceeds paid to Mr. Seltzer, his designee or estate, from a disability insurance policy owned by the Company. In addition, if Mr. Seltzer’s employment is terminated by the Company without cause or in the event of Mr. Seltzer’s death or total disability, he will also be paid an amount equal to the product of (i) the bonus for the year in which such termination, death or total disability occurred and (ii) a fraction, the numerator of which is the number of months during such year which Mr. Seltzer was employed by the Company through and including the month of his death, total disability or termination of employment, and the denominator of which is twelve.

In the event that within 24 months of a Change in Control (as defined in the amended and restated agreement), Mr. Seltzer’s employment is terminated by Mr. Seltzer or the Company or its successors, for any reason, including voluntary termination by Mr. Seltzer, the Company and/or its successor will be obligated to furnish Mr. Seltzer with an office consistent with the office provided to Mr. Seltzer immediately prior to such termination at a comparable location for a period of one (1) year and will pay or cause its successor to pay to Mr. Seltzer a lump sum equal to three (3) times (i) the salary to be paid to Mr. Seltzer for the calendar year in which such termination occurs, plus (ii) the bonus declared payable to Mr. Seltzer for the immediately preceding calendar year. In addition, following a Change in Control, the Company will (i) continue to allow Mr. Seltzer to participate in all hospitalization, group health benefit and disability plans of the Company for 24 months from the date of Mr. Seltzer’s termination on the same terms and conditions as immediately prior to his termination; (ii) continue to pay his automobile allowance until the end of the automobile lease then in effect (but not more than 3 years); (iii) provide appropriate outplacement services the cost of which shall not exceed $15,000 as selected by Mr. Seltzer for up to 12 months from the date of his termination of employment; and (iv) all stock options under the Company’s 2012 Incentive Compensation Plan held by Mr. Seltzer immediately prior to the effective date of the Change in Control shall immediately vest and become fully exercisable for the period of time indicated in the terms of the option. In the event it is determined that any payment or distribution to or for the benefit of Mr. Seltzer pursuant to the amended and restated employment agreement (“Payment”) in connection with a Change in Control of the Company is subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Seltzer will be entitled to receive an additional payment (“Gross-Up Payment”) from the Company in an amount such that after payment by Mr. Seltzer of all taxes, including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed on the Gross-Up Payment, Mr. Seltzer retains an amount of the Gross-Up Payment equal to the excise tax imposed on the Payments. To the extent Mr. Seltzer receives compensation from any other employment, the Payments he receives as a result of a Change in Control shall not be adjusted.

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The amended and restated employment agreement contains standard confidentiality, non-compete and indemnification provisions.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Amended and Restated Employment Agreement of David S. Seltzer

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2013	HI-TECH PHARMACAL CO., INC.

/s/William Peters
	Name:	William Peters
	Title:	Vice President and Chief Financial Officer

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Exhibit 99.1 Amended and Restated Employment Agreement of David S. Seltzer

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